SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                    Current Report Pursuant to Section 13 or
                       15(d) of the Securities Act of 1934



        Date of Report (Date of earliest event reported): January 1, 2006



                        EL CAPITAN PRECIOUS METALS, INC.
             (Exact name of registrant as specified in its charter)

            Nevada                      333-56262              88-0482413
            ------                      ---------              ----------
(State or other jurisdiction     (Commission File Number)   (I.R.S. Employer
      of incorporation)                                      Identification No.)


                       14301 North 87th Street, Suite 216
                            Scottsdale, Arizona 85260
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (480) 607-7093


                   -------------------------------------------
          (Former name or former address, if changed sincelast report.)

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      On January 1, 2006, El Capitan, Ltd., an Arizona corporation ("ECL") of which El Capitan Precious Metals, Inc. (the "Registrant") owns a 40% equity interest, finalized the purchase of four patented mining claims, constituting approximately 77.5 acres in the aggregate, located in Lincoln County, New Mexico. The purchased claims are located on the El Capitan Mine property, which is owned by ECL. In consideration of the claims, ECL transferred 2,100,000 shares of the Registrant's common stock owned by Gold and Minerals Co., Inc. ("Gold and Minerals"), which holds the remaining 60% equity interest in ECL. Pursuant to an agreement between the parties, the stock was valued at $0.82 per share, the market value of the stock on November 11, 2005.

      Pursuant to an arrangement with Gold and Minerals, the Registrant is obligated to satisfy a portion of the obligations and expenses of ECL respective to its ownership interest, and is thus obligated to Gold and Minerals to pay approximately $688,800 for the purchase of the patented mining claims by ECL. The Registrant intends to offset its portion of the purchase price against existing obligations of Gold and Minerals due to the Registrant.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         EL CAPITAN PRECIOUS METALS, INC.



Date: January 6, 2006                    /s/ Stephen J. Antol
                                         -----------------------------------
                                         Stephen J. Antol
                                         Chief Financial Officer and Treasurer